UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

TO

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 28, 2011

Date of Report (Date of earliest event reported)

ESTERLINE TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-06357	13-2595091
(State of Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

500-108th Avenue NE, Bellevue, Washington 98004

(Address of principal executive offices) (Zip Code)

(425) 453-9400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Pursuant to its April 28, 2011 irrevocable and binding offer, Esterline Technologies Corporation, a Delaware corporation (“Esterline”), entered into a Share Purchase Agreement (the “Purchase Agreement”) on May 23, 2011 with FCPR Sagard S.A.S., FCPR Sagard Connecteurs S.A.S. and certain individuals for the purchase of the outstanding shares of capital stock of Souriau Technologies Holding (“STH”), Jupiter S.A.S. (“Jupiter”) and the shares of Financiere Jupiter S.A.S. (“FJ”) not held by Jupiter (the “Acquisition”). STH, Jupiter and FJ are the parent entities of companies that comprise the Souriau Group (the “Souriau Group”), a leading global supplier of highly-engineered connectors for harsh environments.

Pursuant to the Purchase Agreement, Esterline has agreed to pay a purchase price of 483 million euros (approximately USD$715 million) in connection with the Acquisition, which includes payment by Esterline of specified transaction expenses and certain indebtedness of the Souriau Group as of the date of consummation of the acquisition. Esterline expects to finance the Acquisition through a combination of cash on hand and international debt. In addition, Esterline has placed USD$350 million in escrow as security for the purchase price. The consummation of the Acquisition is subject to customary conditions, including governmental approvals.

There were no material relationships between Esterline (or any officer, director or affiliate of either Esterline, or any associate of any such officer or director), or any of the shareholders of the Souriau Group.

A copy of the Purchase Agreement will be filed as an exhibit to Esterline’s Form 10-Q for the quarter ended April 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESTERLINE TECHNOLOGIES CORPORATION

Dated: May 27, 2011	By:	/S/ ROBERT D. GEORGE
	Name:	Robert D. George
	Title:	Vice President, Chief Financial Officer, Secretary and Treasurer